Exhibit 99.1

Contacts:

Media	Investor Relations
Nina Krauss	Sean Meakim
(704) 627-6035	(704) 627-6200
nina.krauss@honeywell.com	sean.meakim@honeywell.com

HONEYWELL APPOINTS ROSE LEE TO BOARD OF DIRECTORS

CHARLOTTE, N.C., January 18, 2022 — Honeywell (NASDAQ: HON) announced today that its board of directors has elected Rose Lee, 56, president and CEO of Cornerstone Building Brands, to its board of directors as an independent director.

Lee has extensive environmental, social and governance (ESG) experience and has served as president, chief executive officer, and a member of the board of directors of Cornerstone Building Brands since September 2021. Cornerstone Building Brands is a leading manufacturer of exterior building products in North America. Lee is also a member of the board of Crown Holdings, Inc., where she serves as the board’s representative on sustainability.

Prior to joining Cornerstone Building Brands, Lee was president of DuPont’s Water & Protection business where she focused on improving sustainability through the company’s water, shelter, and safety solutions. Prior to joining DuPont in 2015, Lee spent 15 years with Saint-Gobain in a number of general management, strategic planning and information technology roles, each with increasing responsibility. Prior to joining Saint-Gobain, she held various engineering and management positions at Pratt & Whitney, a Raytheon Technologies company, where she worked on projects ranging from implementing lean manufacturing to designing a 3-D turbine for aircraft jet engines. She was also a senior consultant at Booz, Allen & Hamilton in New York City.

“Rose brings to Honeywell’s board of directors a unique blend of leadership skills, deep knowledge of operations and technology, and a passion for environmental, social and governance (ESG) excellence,” said Darius Adamczyk, chairman and chief executive officer of Honeywell. “Throughout her impressive career, Rose has led businesses that are making the world more sustainable, and she has been a strong advocate for inclusion and diversity, spearheading initiatives that have advanced women and veterans in the organizations she has led. Rose’s perspective will be an invaluable addition to our board as we further advance Honeywell’s transformation.”

Lee earned her bachelor’s degree in aerospace engineering from Cornell University, a master’s degree in mechanical engineering from Rensselaer Polytechnic Institute and an MBA from Massachusetts Institute of Technology. She has served as a member of the Economic Advisory Council for the Federal Reserve Bank of Philadelphia and is a member of the Forum of Executive Women.

Honeywell (www.honeywell.com) is a Fortune 100 technology company that delivers industry specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help everything from aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

# # #